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                  SERVICE CORPORATION INTERNATIONAL               Exhibit 11.1
                  COMPUTATION OF EARNINGS PER SHARE


                                                          Three Months Ended
                                                              March 31,
                                                          1997         1996
--------------------------------------------------------------------------------
(Thousands, except per share amounts)

Primary:
Income before extraordinary loss.........................$ 131,147    $  71,897
Extraordinary loss on early extinguishment of
 debt (net of tax).......................................  (40,802)        -
                                                         ---------    ---------
                                                         $  90,345    $  71,897
                                                         =========    =========

Average number of common shares outstanding..............  237,399      234,894
Common stock equivalents applicable to options
 outstanding resulting from application of the
 "treasury stock method" using
 average stock price.....................................    6,995        4,582
                                                         ---------     --------
Average shares used in primary earnings per share........  244,394      239,476
                                                         =========     ========

Primary Earnings Per Common Share:
 Income before extraordinary loss........................$     .54     $    .30
 Extraordinary loss on early extinguishment of
  debt (net of tax)......................................     (.17)        -
                                                         ---------     --------
   Net income............................................$     .37     $    .30
                                                         =========     ========

Fully diluted:
Income before extraordinary loss.........................$ 131,147     $ 71,897
Add after tax interest expense applicable to convertible
 debentures..............................................    2,078        1,941
                                                         ---------     --------
Income as adjusted.......................................  133,225       73,838
Extraordinary loss on early extinguishment of debt
 (net of tax)............................................  (40,802)        -
                                                         ---------     --------
                                                         $  92,423     $ 73,838
                                                         =========     ========

Average number of common shares outstanding..............  237,399      234,894
Common stock equivalents applicable to options
 outstanding resulting from application
 of the "treasury stock method" using end of
 period stock price (if greater than average
 stock price for period).................................    6,995        5,144
Assuming conversion of convertible debentures............   13,898       13,668
                                                         ---------     --------
Average shares used in fully diluted earnings per share..  258,292      253,706
                                                         =========     ========

Fully Diluted Earnings Per Common Share:
 Income before extraordinary loss........................$     .52     $    .29
 Extraordinary loss on early extinguishment of debt
  (net of tax)...........................................     (.16)        -
                                                         ---------     --------
Net income...............................................$     .36     $    .29
                                                         =========     ========
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(All 1996 common stock and per share data has been  restated  for a  two-for-one common stock split on August 30, 1996)